Exhibit 99.1

(1)           On April 9, 2008, Apollo Investment Fund IV, L.P. (“AIF IV”), Apollo Overseas Partners IV, L.P.(“Overseas IV”), AIF IV/RRRR LLC (“RRRR LLC”), AP/RM Acquisition LLC (“AP/RM LLC”) and ST/RRRR LLC (“ST LLC”; and together with AIF IV, Overseas IV, RRRR LLC, and AP/RM LLC, the “Apollo Funds”) (i) sold and transferred an aggregate of 15,955,304 shares of Common Stock, 234,633 Series 1-A Warrants and 9,810,033 Series 2-A Warrants (collectively, the “Securities”) of SkyTerra Communications, Inc. (the “Issuer”), and (ii) transferred an aggregate of 442,825 shares of voting Common Stock of the Issuer in to an escrow account, pursuant to a Securities Purchase Agreement, dated as of April 7, 2008 (the “Securities Purchase Agreement”), by and among the Apollo Funds, Harbinger Capital Partners Master Fund I, Ltd. (“Harbinger Master”), and Harbinger Capital Partners Special Situations Fund, L.P. (“Harbinger Special,” and together with Harbinger Master, “Harbinger”).

                The amount of voting Common Stock reported as beneficially owned in Table I above includes the (i) 347,276 shares of voting Common Stock of the Issuer held of record by AIF IV, (ii) 17,822 shares of voting Common Stock of the Issuer held of record by Overseas IV, (iii) 44,341 shares of voting Common Stock of the Issuer held of record by RRRR LLC, (iv) 20,547 shares of voting Common Stock of the Issuer held of record by AP/RM LLC, and (v) 12,839 shares of voting Common Stock of the Issuer held of record by ST LLC (collectively, the “Remaining Securities”), which were deposited into the escrow account.  Title to the Remaining Securities remains vested in the respective Apollo Funds and the Apollo Funds retain the right to vote the Remaining Securities until the Remaining Securities are released from escrow.  Harbinger has the right to acquire the Remaining Securities from the escrow account or cause the Remaining Securities to be sold, pursuant to the Securities Purchase Agreement.  Apollo Management IV, L.P. (“Management IV”) is the manager of each of the Apollo Funds, and Apollo Advisors IV, L.P. (“Advisors IV”) is the general partner or managing general partner of each of AIF IV and Overseas IV.  Apollo Management, L.P. (“Apollo Management”) is the co-general partner and managing general partner of Management IV, and AIF IV Management, Inc. (“AIF IV Inc.”) is the co-general partner of Management IV and serves as administrative general partner.  Apollo Management G.P., LLC (“Management GP”) is the general partner of Apollo Management.  Apollo Capital Management IV, Inc. (“Capital IV”) is the general partner of Advisors IV.  The sole stockholder of Capital IV is Apollo Principal Holdings I, L.P. (“Apollo Principal”).  Apollo Principal Holdings I GP, LLC (“Apollo Principal GP”) is the general partner of Apollo Principal.  The Apollo Funds, Management IV, Advisors IV, Apollo Management, AIF IV Inc., Management GP, Capital IV, Apollo Principal and Apollo Principal GP (collectively, the “Reporting Persons”) disclaims beneficial ownership of all securities of the Issuer that are reported as held by the Apollo Funds in excess of their pecuniary interest, if any.  This report shall not be deemed an admission that any of the Reporting Persons is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.